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                                                                     Exhibit 99.



For Immediate Release                     For Further Information Contact
Tuesday, September 7, 1999                Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          (918) 592-0101



       VINTAGE PETROLEUM, INC. REITERATES STRATEGIC GOALS FOR YEAR 2000
                           AND ADDS CASH FLOW TARGET

     Tulsa, Oklahoma - Vintage Petroleum, Inc., in conjunction with its participation this week in the JP Morgan Global High Yield Conference and the Lehman Brothers Global Energy Conference, today reiterated certain strategic operational and financial targets for 2000. It also added a goal for cash flow in 2000.

     Based on a capital budget of $128 million, Vintage has set a goal of producing 29 million barrels of oil equivalent (MMBOE) with increases planned for Bolivia, Ecuador and, in particular, Argentina. Further, the company expects year 2000 average lease operating and G&A costs per BOE to be $4.53 per BOE and $1.21 per BOE respectively.

     Assuming the continuation of the recent oil and gas price environment of an average NYMEX reference price of $20.00 a barrel for oil and $2.50 an Mcf for gas, the company expects that its overall realizations will be about 84 percent for oil and 77 percent for gas in the year 2000, yielding cash flow of $185 million or $2.85 per share (assuming existing weighted average fully diluted common shares outstanding of 64.5 million). Under this assumed oil and gas price environment, Vintage has also set a strategic target to continue to reduce its debt to
                                    -  More-
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book capitalization ratio by issuing equity in connection with acquisitions, the disposition of certain non-strategic oil and gas assets and the application of the excess of cash flow beyond non-acquisition capital spending.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address, future production and costs, capital budget, NYMEX reference prices, company realized prices, financial targets and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. In addition to the factors discussed above, other factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma and its common shares are traded on the New York Stock Exchange under the symbol VPI.